Exhibit 99.1

News Release
For Immediate Release

SALLIE MAE ANNOUNCES SENIOR LEADERSHIP APPOINTMENTS
Chief Financial Officer Peter Graham and Chief Operational Officer Kerri Palmer
Named Co-Presidents of the Company
NEWARK, Del., April 27, 2026 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, today announced it has named Chief Financial Officer Peter Graham and Chief Operational Officer Kerri Palmer Co-Presidents of the company. Reporting to Chief Executive Officer Jon Witter, Graham and Palmer will partner to ensure alignment and execution of the company’s strategy. Graham and Palmer collectively oversee the company’s commercial businesses within their respective areas of responsibility, following the recent retirement of the company’s Chief Commercial Officer.
Graham has served as Executive Vice President and Chief Financial Officer since 2023 overseeing finance, accounting, and treasury activities, as well as equity and fixed-income investor relations. As Co-President and Chief Financial Officer, Graham will also oversee strategic partnerships and emerging lines of business.
Palmer has served as Executive Vice President, Chief Operational Officer, and President of Sallie Mae Bank since 2023. She previously served as Chief Risk Officer and Chief Risk and Compliance Officer for the company. As Co-President and Head of Financial Services, Palmer will lead the company’s core private education loan business as well as credit and operations.
“Pete and Kerri are exceptional leaders with deep experience who are helping drive our strong performance and disciplined growth strategy,” said Jon Witter, Chief Executive Officer, Sallie Mae. “As CEO, I remain fully focused on leading the company, and these appointments will further strengthen our ability to execute our strategy with depth and continuity as we deliver for our customers and shareholders.”
The appointments of Graham and Palmer as Co-Presidents reflect the company’s continued commitment to providing growth opportunities for its leaders to support the organization’s long-term success.
For more information visit www.salliemae.com.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Investors
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